Exhibit 99.1

GSI Technology, Inc. Reports First-Quarter Fiscal 2015 Results

SUNNYVALE, CA—(Marketwired—July 31, 2014) -GSI Technology, Inc. (NASDAQ:GSIT) today reported financial results for its first fiscal quarter ended June 30, 2014.

The Company reported a net loss of $(1.4 million), or $(0.05) per diluted share, on net revenues of $12.9 million for the first quarter of fiscal 2015, compared to a net loss of $(441,000), or $(0.02) per diluted share, on net revenues of $16.4 million in the first quarter of fiscal 2014 and a net loss of $(5.4 million), or $(0.20) per diluted share, on net revenues of $12.8 million in the fourth quarter of fiscal 2014, ended March 31, 2014. Gross margin was 45.9% compared to 45.5% in the prior year period and 45.7% in the preceding fourth quarter.

Total operating expenses in the first quarter of fiscal 2015 were $7.4 million, down from $8.0 million in the first quarter of fiscal 2014 and down from $9.5 million in the preceding fourth quarter. Research and development expenses were $3.1 million, up from $3.0 million in the prior year period and down from $4.4 million in the preceding quarter. Selling, general and administrative expenses, which include litigation-related expenses, were down year-over-year to $4.3 million from $5.0 million in the quarter ended June 30, 2013, and down sequentially from $5.1 million in the preceding quarter.

Litigation-related expenses in the first quarter of fiscal 2015 were $1.8 million, down from $2.6 million in the previous quarter and down from $2.3 million in the same period a year ago. The litigation-related expenses again were primarily associated with pending patent infringement and antitrust litigation involving Cypress Semiconductor. Both lawsuits are currently in the discovery phase.

Lee-Lean Shu, Chairman and Chief Executive Officer, noted “Our net revenues came in just below the range of guidance that we had projected earlier in the first quarter and reflected continued slowness in the telecommunications and networking markets and continued weak sales in Asia. However, as in recent quarters, first quarter gross margin was very strong at 45.9%, well above our operating model and up sequentially from the previous quarter, due to a favorable mix of higher margin products. As expected, we continued to incur substantial litigation-related expenses during the quarter, resulting in a net loss for the quarter, as the discovery phase of our pending patent infringement litigation and antitrust lawsuit against Cypress continued. We continue to lead the SRAM segment with our innovative products, and we are excited by our continued expansion into the low-latency DRAM space. We began product shipments for evaluation in the previous quarter, and we expect to ship LLDRAM products in volume in fiscal 2015.”

Sales to Alcatel-Lucent were $3.2 million, or 24.6% of net revenues, during the first quarter, compared to $2.5 million, or 19.7% of net revenues, in the prior quarter and $3.2 million, or 19.5% of net revenues, in the same period a year ago. First-quarter direct and indirect sales to Cisco Systems were $1.8 million, or 14.3% of net revenues, compared to $2.2 million, or 17.1% of net revenues, in the prior quarter, and $2.8 million, or 17.1% of net revenues, in the same period a year ago. Military/defense sales were 15.2% of shipments compared to 16.0% of shipments in the prior quarter and 13.3% of shipments in the comparable period a year ago. SigmaQuad sales were 43.0% of shipments compared to 45.1% in the prior quarter and 41.6% in the first quarter of fiscal 2014.

First-quarter fiscal 2015 operating loss was $(1.5 million), compared to operating losses of $(3.6 million) in the prior quarter and $(541,000) a year ago. The first-quarter fiscal 2015 net loss included interest and other income of $71,000 and a tax provision of $48,000, compared to $111,000 in interest and other income and a tax provision of $11,000 a year ago; in the preceding quarter, net loss included interest and other income of $80,000 and a tax provision of $1.9 million.

Total first-quarter pre-tax stock-based compensation expense was $573,000 compared to $584,000 in the prior quarter and $565,000 in the comparable quarter a year ago.

At June 30, 2014, the Company had $84.0 million in cash, cash equivalents and short-term investments, $23.0 million in long-term investments, $95.5 million in working capital, no debt, and stockholders’ equity of $126.9 million.

Modified “Dutch auction” Self-tender Offer

On July 9, 2014, the Company commenced a modified “Dutch auction” self-tender offer to repurchase for cash shares of its common stock at a price within the range of $6.50 to $6.70 per share, up to an aggregate purchase price of $25 million.  The tender offer will expire at 5:00 p.m., New York City time, on August 6, 2014, unless extended or earlier terminated by the Company.  This communication is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell, any shares of the Company’s common stock.  The tender offer is being made only pursuant to the offer to purchase, dated July 9, 2014, the related letter of transmittal and the other tender offer materials.  Stockholders should read these materials carefully because they contain important information, including the terms and conditions of the tender offer.  The Company has filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the “SEC”) that includes the offer to purchase, the related letter of transmittal and the other tender offer materials.  Stockholders may obtain free copies of these materials at the SEC’s website at www.sec.gov or from MacKenzie Partners, the information agent for the tender offer, by calling (800) 322-2885.

Outlook for Second Quarter of Fiscal 2015

We currently expect net revenues in the second quarter of fiscal 2015 to be in the range of $12.5 million to $13.5 million, with gross margin of approximately 43% to 45%.

Conference Call

GSI Technology will review its financial results for the quarter ended June 30, 2014, and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, July 31, 2014. To listen to the teleconference, please call toll-free 888-539-3696 approximately 10 minutes prior to the start time and provide conference ID 6568808. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Sunnyvale, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

2

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected.  These risks include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; intensive competition; the patent infringement litigation currently pending against the Company; and the substantial litigation-related expenses associated with the defense of that litigation and the prosecution of other litigation in which the Company is involved, which fluctuate significantly from quarter to quarter. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

(financial tables follow)

3

GSI TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended
	June 30,	Mar. 31,	June 30,
	2014	2014	2013

Net revenues	$12,945	$12,847	$16,412
Cost of goods sold	7,006	6,973	8,946

Gross profit	5,939	5,874	7,466

Operating expenses:

Research & development	3,073	4,382	2,997
Selling, general and administrative	4,335	5,104	5,010
Total operating expenses	7,408	9,486	8,007

Operating income (loss)	(1,469)	(3,612)	(541)

Interest and other income, net	71	80	111

Income (loss) before income taxes	(1,398)	(3,532)	(430)
Provision (benefit) for income taxes	48	1,868	11
Net income (loss)	$(1,446)	$(5,400)	$(441)

Net income (loss) per share, basic	$(0.05)	$(0.20)	$(0.02)
Net income (loss) per share, diluted	$(0.05)	$(0.20)	$(0.02)

Weighted-average shares used in computing per share amounts:

Basic	27,495	27,535	27,178
Diluted	27,495	27,535	27,178

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended
	June 30,	Mar. 31,	June 30,
	2014	2014	2013

Cost of goods sold	$99	$103	$94
Research & development	242	244	258
Selling, general and administrative	232	237	213
	$573	$584	$565

Litigation related expenses included in the Condensed Consolidated Statements of Operations:

	Three Months Ended
	June 30,	Mar. 31,	June 30,
	2014	2014	2013

Selling, general and administrative	$1,760	$2,618	$2,263

GSI TECHNOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	June 30, 2014	March 31, 2014
Cash and cash equivalents	$43,346	$41,520
Short-term investments	40,660	39,412
Accounts receivable	8,958	8,238
Inventory	8,363	8,185
Other current assets	4,890	5,152
Net property and equipment	9,242	9,683
Long-term investments	23,045	28,819
Other assets	634	668
Total assets	$139,138	$141,677

Current liabilities	$10,748	$11,837
Long-term liabilities	1,477	1,462
Stockholders’ equity	126,913	128,378
Total liabilities and stockholders’ equity	$139,138	$141,677